EXECUTION

AMENDMENT TO THE AMENDED AND RESTATED SERVICE AGREEMENT

This AMENDMENT (this “Amendment”) is made and entered into as of this 27th day of August, 2020, by and between MUFG Investor Services (US), LLC (“MUIS”) and Rydex Dynamic Funds (the “Trust” and together with MUIS, the “parties”), on behalf of its various series as now in existence or as hereafter may from time to time be created (the “Funds”).

WHEREAS, Rydex Fund Services, LLC (“RFS”) and the Trust entered into that certain Amended and Restated Service Agreement, dated May 1, 2000 and restated as of September 4, 2014 (as the same may have been amended through the date hereof, the “Existing Agreement”), pursuant to which RFS agreed to provide certain services to each of the Funds;

WHEREAS, Mitsubishi UFJ Trust and Banking Corporation acquired RFS on October 4, 2016 and RFS was renamed “MUIS”;

WHEREAS, MUIS agreed to continue providing the services to each Fund as set forth in, and subject to the terms of, the Existing Agreement; and

WHEREAS, the parties desire to amend the Existing Agreement effective as of 12:01 a.m., Eastern Time, on January 1, 2020 (the “Effective Time”), as and to the extent set forth in this Amendment (the Existing Agreement, as amended by this Amendment and any other amendments following the Effective Time, the “Agreement”);

NOW THEREFORE, in consideration of the premises and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.

Superseding Terms. Except as specifically set forth in this Amendment, as of the Effective Time, (a) the terms of this Amendment shall supersede any contrary terms of the Existing Agreement and (b) in the event of any inconsistency between this Amendment and the terms of the Existing Agreement, this Amendment shall control. Except as otherwise specifically set forth in this Amendment, the Existing Agreement shall remain in full force and effect in accordance with its terms.

2.

Reimbursement of Expenses and Miscellaneous Service Fees. As of the Effective Time, Schedule B of the Existing Agreement has been, and is hereby, deleted in its entirety and replaced with the attached Schedule B and the out-of-pocket expenses set forth therein.

3.

Fees. As of the Effective Time, Schedule C of the Existing Agreement has been, and is hereby, deleted in its entirety and replaced with the attached Schedule C and the fees set forth therein for the services provided by MUIS.

4.	Execution. This Amendment may be executed in counterparts, which together shall constitute one and the same agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date and year first set forth above.

MUFG INVESTOR SERVICES (US), LLC

By: /s/ Shinya Matsuzaki
Name: Mr. Shinya Matsuzaki
Title: Managing Director

RYDEX DYNAMIC FUNDS

By: /s/ Brian Binder
Name: Brian Binder
Title: Chief Executive Officer and President

SCHEDULE B

TO THE AMENDED AND RESTATED SERVICE AGREEMENT

BETWEEN MUFG INVESTOR SERVICES (US), LLC

AND RYDEX DYNAMIC FUNDS

Date: Effective January 1, 2020

Out-of-Pocket Expenses

1.	Depository Trust & Clearing Corporation (“DTCC”) fees.

2.	Vendor fees related to facilitating Transfer Agent electronic mail communication to shareholders.

3.

Vendor fees associated with printing, mailing (including postage and envelope paper stock), electronic storage/presentment, access and development of shareholder statements, tax forms, transaction confirmations, and inserts.

4.

Treasury management services fees charged by U.S. Bank, NA (or any successor bank providing such services) for all accounts and services, except for the “distributors account,” which is paid for by the Trust’s distributor/investment adviser, and the “fee account,” which is paid for by MUIS.

5.

Fees pertaining to the collection and transmission of data with DST FANMail and DST Vision (or any successor applications), including any additional fees, such as software or consulting fees, relating to updating or maintaining the applications with respect to collecting or transmitting data.

SCHEDULE C

TO THE AMENDED AND RESTATED SERVICE AGREEMENT

BETWEEN MUFG INVESTOR SERVICES (US), LLC

AND RYDEX DYNAMIC FUNDS

Date: Effective January 1, 2020

As consideration for the services provided herein, the Trust will pay MUIS a fee on the last day of each month this Agreement is in effect at the following annual rates based on the average daily net assets of each of the Trust’s series (a “Fund”) for such month.

FUND CATEGORY	ANNUAL FEE RATE – ALL CLASSES

Equity	x.xx%

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